Exhibit 99.1

From: Rene-Pierre Azria

Sent: Thursday, December 03, 2015 12:12 PM

To: Kazado Daniel; Durrant Cameron

Cc: Elliot Maza; Teper Daniel; Berdugo Gad; Dolan Nicholas J.

Subject: Resignation

Dear all,

In advance of the board meeting to be held today, I hereby submit my resignation from the board of Immune Pharmaceuticals and its various committees, effective immediately.

With best regards,

Rene-Pierre Azria